Exhibit 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on September 17, 2021 (the “Effective Date”), by and between Jaya Goyal (the “Employee”) and PepGen Inc. (the “Company”).

Contingent upon the satisfactory completion of a reference check, the Company desires to employ the Employee and, in connection therewith, to compensate the Employee for Employee’s personal services to the Company; and

Employee wishes to be employed by the Company and provide personal services and certain covenants to the Company in return for certain compensation and benefits.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.	EMPLOYMENT BY THE COMPANY.

1.1 Position. Subject to the terms set forth herein, the Company agrees to employ Employee in the position of Executive Vice President, Research and Preclinical Development, and Employee hereby accepts such employment.

1.2 Start Date. Employee’s employment with the Company shall commence on October 15, 2021, or such earlier date mutually agreed to in writing by Employee and the Company. The date Employee actually commences working for the Company is referred to as Employee’s “Start Date.” Prior to the Start Date or in the event that Employee does not commence employment with the Company under this Agreement, the Company shall have no obligation to provide Employee with compensation and benefits (including, but not limited to, the “Severance Payments” set forth herein).

1.3 Hulks. Employee will initially report to the Company’s Chief Executive Officer (“CEO”), performing such duties as are normally associated with Employee’s position and such duties as are assigned to Employee from time to time, subject to the oversight and direction of the CEO. During the term of Employee’s employment with the Company, Employee will devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business of the Company. Employee shall perform Employee’s duties under this Agreement principally out of the Company’s corporate headquarters once established in or around Boston, Massachusetts. In addition, Employee shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.4 Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be established, interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Employee will be eligible to participate on the same basis as similarly-situated Employees in the Company’s benefit plans in effect from time to time during Employee’s employment. Employee acknowledges and understands that all matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

2.	COMPENSATION.

2.1 Salary. Employee shall receive for Employee’s services to be rendered under this Agreement an initial base salary of $400,000, on an annualized basis, subject to review and adjustment by the Company in its sole discretion, and payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).

2.2 Sign-On Bonus. As an incentive to join the Company on or before October 15, 2021, the Company will pay Employee a one-time Sign On Bonus of seventy-five thousand dollars ($75,000), contingent upon employment beginning employment on or before October 15th, 2021, payable within three (3) months of the Start Date.

2.3 Annual Discretionary Bonus. Employee will be eligible to be awarded a discretionary annual cash bonus with a target of forty percent (40%) of Employee’s then-current Base Salary, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard payroll withholding requirements (“Target Bonus”). Whether or not Employee is awarded any bonus will be dependent upon (a) the actual achievement by Employee and the Company of the applicable individual and corporate performance goals, as determined by the Company in its sole discretion, and (b) Employee’s continuous performance of services to the Company through the date any such bonus is paid. The bonus may be greater or lesser than the Target Bonus. Provided that Employee meets the other criteria for receiving a bonus pursuant to this Section 2.2, and provided Employee begins employment on or before October 15, 2021, Employee shall be eligible for a bonus for 2021, which will not be prorated. The Company will determine in its sole discretion the extent to which Employee has achieved the performance goals upon which the bonus is based and the amount of the bonus, if any.

2.4 Stock Option. Subject to the approval of the Board, and subject to Employee’s continued employment with the Company through the date the Option (as defined below) is granted by the Board, the Company intends to grant Employee an option covering 152,900 shares of its common stock (the “Option”), at an exercise price that is no less than the fair market value per share of such Common Stock as of the date of grant of the Option. The Option will be an incentive stock option under Section 422 of the Internal Revenue Code to the extent permitted by applicable law, and otherwise will be a non-qualified stock option. The Option will be subject to standard vesting terms (25% cliff at first anniversary of the Start Date, and the balance vesting monthly over the following thirty-six (36) months, subject to Employee’s continued employment with the Company as of each such vesting date. The Option will be subject to the terms of the Company’s equity incentive plan then in effect (“Plan”), and the Company’s standard form of stock option agreement and grant notice, which Employee will be required to sign.

2.5 Expense Reimbursement. The Company will reimburse Employee for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified by the Board from time to time. The Company shall reimburse Employee for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Employee are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

2.6 Company Obligations upon Termination. Upon termination of Employee’s employment for any reason, Employee shall be entitled to receive the sum of: (a) the portion of Employee’s Base Salary earned through the date of termination, but not yet paid to Employee; (b) any expenses owed to Employee pursuant to this Agreement; and (c) any amount accrued and arising from Employee’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

2.7 Severance Payments.

(a) If Employee’s employment terminates without Cause (as defined below), or pursuant to Employee’s resignation with Good Reason, then, subject to Employee signing on or before the 60th day following Employee’s Separation from Service (as defined below), and not revoking, a separation agreement and general release of claims in a form satisfactory to the Company (the “Release”), Employee shall receive, in addition to payments and benefits set forth in Section 2.5, an amount in cash equal to the Base Salary, payable in the form of salary continuation in regular installments over the 9-month period following the date of Employee’s Separation from Service (the “Severance Period”) in accordance with the Company’s normal payroll practices, commencing on the Company’s next regular payday following the effective date of the Release (with the first payment including all amounts accrued to date).

(b) For the sole purpose of determining Employee’s right to severance payments and benefits as described above:

(i) “Cause” shall mean any of the following:

(A) Employee’s commission of, or indictment or conviction for, any felony or any crime involving moral turpitude, dishonesty, or fraud by Employee;

(B) conduct by the Employee constituting a material act of misconduct in connection with the performance of Employee’s duties, including, without limitation, (i) willful failure or refusal to perform material responsibilities that have been requested by the CEO or the Board; (ii) dishonesty to the CEO or the Board with respect to any material matter; or (iii) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;

(C) Any intentional material damage to any property of the Company or any of its affiliates by Employee;

(D) Employee’s misconduct, regardless of whether or not in the course of the Employee’s employment, which would reasonably be expected to materially and adversely reflect upon the business, operations or reputation of the Company or any of its affiliates, which misconduct has not been cured (or cannot be reasonably cured) within thirty (30) days after the Company gives written notice to Employee regarding such misconduct;

(E) Employee’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or

(F) Employee’s breach of any material provision of this Agreement or any other written agreement between Employee and the Company or any of its affiliates and failure to cure such breach (if reasonably capable of cure) within thirty (30) days after the Company gives written notice to Employee regarding such breach.

(ii) Employee’s resignation will be for “Good Reason” if Employee resigns within sixty (60) days of the expiration of the Cure Period (defined below), after any of the following events, unless Employee consents to the applicable event in writing: (i) a material reduction in Employee’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company, (ii) a material diminution in Employee’s authority, title or duties or areas of responsibility, (iii) the relocation of Employee’s primary office to a location more than forty (40) miles from its current location, or (v) a material breach by the Company of this Agreement or any other written agreement with Employee. Notwithstanding the foregoing, no Good Reason will have occurred unless and until Employee has: (a) provided the Company, within sixty (60) days of Employee’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason, and (b) Employee cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”) to remedy the condition giving rise to Good Reason.

(c) (i) The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) For purposes of any compensation or benefits payable to Employee under this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein) (a “Separation from Service”).

(iii) Notwithstanding anything in this Agreement to the contrary, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A of the Code, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A of the Code, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service with the Company or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein.

(iv) Employee’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A of the Code. Except as otherwise permitted under Section 409A of the Code, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A of the Code. Notwithstanding anything to the contrary contained herein, if the period to consider, return and not revoke the Release crosses two calendar years, any payments or benefits described in Section 2.6 will be paid in the later calendar year.

3. CONFIDENTIAL INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS. AS a condition of employment, Employee agrees to execute and abide by the Employee Confidential Information and Invention Assignment Agreement attached as Exhibit A (“Confidential Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

4. OUTSIDE ACTIVITIES DURING EMPLOYMENT. Except with the prior written consent of the Company, Employee will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder, except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Employee may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Employee’s duties, and (iii) such other activities as may be specifically approved in writing by the Company. The Company acknowledges that Employee is involved in the outside activities listed in Exhibit B hereto and hereby approves of such activities provided they do not post a conflict of interest or interfere with Employee’s job duties for the Company. This restriction shall not, however, preclude Employee (i) from owning less than one percent (1%) of the total outstanding shares of a publicly-traded company, or (ii) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company. Employee agrees to promptly disclose to the Board his involvement in any activities contemplated by this Section 4.

5. NO CONFLICT WITH EXISTING OBLIGATIONS. Employee represents that Employee’s performance of all the terms of this Agreement and as an Employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Employee’s employment by the Company, including agreements or obligations Employee may have with prior employers or entities for which Employee has provided services. Employee has not entered into, and Employee agrees that Employee will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6. TERMINATION OF EMPLOYMENT. The parties acknowledge that Employee’s employment relationship with the Company is at-will. Either Employee or the Company may terminate the employment relationship for any reason whatsoever at any time, with or without cause or advance notice.

7.	GENERAL PROVISIONS.

7.1 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.2 Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Employee’s employment, or otherwise, for such period as may be appropriate under the circumstances.

7.3 Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4 Complete Agreement. This Agreement constitutes the entire agreement between Employee and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Employee and an authorized officer of the Company. The parties have entered into a separate Confidential Information Agreement and have or may enter into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Employee’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Employee may not assign or transfer this Agreement or any rights or obligations hereunder, other than to the Employee’s estate upon Employee’s death.

7.8 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the Commonwealth of Massachusetts.

7.9 Resolution of Disputes. To ensure the timely and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, or Employee’s employment, or the termination of Employee’s employment, including but not limited to all statutory claims (including, but not limited to, the Massachusetts Antidiscrimination Act, Mass. Gen. Laws Ch.l51B and the Massachusetts Wage Act, Mass. Gen. Laws Ch. 149), will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in Boston, Massachusetts by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment claims to the extent prohibited by applicable law. A hard copy of the rules will be provided to Employee upon request. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that

Employee will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; (c) be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law; and (d) is authorized to award attorneys’ fees to the prevailing party. Subject to the foregoing sentence, the Company shall pay for JAMS’ arbitration fees, less the fees Employee would be required to pay were Employee’s claims litigated in a court of law, and each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment claims, in the event Employee intends to bring multiple claims, including a sexual harassment claim, the sexual harassment claim may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

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This offer will remain open until September 20, 2021. To accept this offer, please sign below and return the Agreement before September 20, 2021.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first written above.

PEPGEN INC.

By:	/s/ James McArthur
James McArthur
Chief Executive Officer

Employee:

/s/ Jaya Goya
Jaya Goya